NL Industries, Inc.                 Contact:   Gregory M. Swalwell
Three Lincoln Centre                           Vice President, Finance and Chief
5430 LBJ Freeway, Suite 1700                   Financial Officer
Dallas, TX  75240-2697                         (972) 233-1700
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News Release
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FOR IMMEDIATE RELEASE

[LOGO GOES HERE]

                        NL REPORTS SECOND QUARTER RESULTS

DALLAS, TEXAS...August 3, 2005...NL Industries, Inc. (NYSE:NL) today reported income from continuing operations of $10.0 million, or $.20 per diluted share, in the second quarter of 2005 compared to $189.7 million, or $3.92 per diluted share, in the second quarter of 2004. For the first six months of 2005, the Company reported income from continuing operations of $23.4 million, or $.46 per diluted share, compared to income from continuing operations of $194.8 million, or $4.03 per diluted share, in the first six months of 2004. The Company's results in 2004 include certain significant income tax benefits, as described below.

Component products segment profit for the second quarter of 2005 was $4.7 million compared to $5.1 million in the second quarter of 2004. Component product sales and segment profit were lower in the second quarter of 2005 compared to the second quarter of 2004 primarily due to the net effect of lower sales volumes partially offset by higher selling prices for certain products. For the first six months of 2005, component products segment profit was $8.9 million compared to $7.6 million a year ago. Component products sales and segment profit were higher in the first six months of 2005 as compared to the same period in 2004 as the effect of higher selling prices for certain products more than offset the impact of lower sales volume for certain products.

Following the Company's July 2004 dividend in the form of shares of Kronos Worldwide, Inc. common stock distributed to NL stockholders, the Company's ownership of Kronos was reduced to less than 50%. Consequently, effective July 1, 2004, the Company ceased to consolidate Kronos' financial position, results of operations and cash flows, and the Company commenced accounting for its interest in Kronos by the equity method. The Company continued to report Kronos as a consolidated subsidiary through June 30, 2004, including the consolidation of Kronos' results of operations and cash flows for the first half of 2004.

Kronos' net sales of $311.7 million in the second quarter of 2005 were $15.9 million, or 5%, higher than the second quarter of 2004. Net sales of $603.5 million for the first six months of 2005 were $44.4 million, or 8%, higher than the first six months of 2004. Both increases are due to the net effects of higher average TiO2 selling prices, lower sales volumes and the favorable effect of fluctuations in foreign currency exchange rates, which increased sales by approximately $10 million and $21 million, respectively.

Kronos' average selling prices in billing currencies (which excludes the effects of fluctuations in the value of the U.S. dollar relative to other currencies) during the second quarter and first six months of 2005 were 11% and 10% higher than the respective periods of 2004. Expressed in U.S. dollars computed using actual foreign currency exchange rates prevailing during the respective periods, Kronos' average selling prices in the second quarter of 2005 were 15% higher than the second quarter of 2004 and 14% higher for the first six months of 2005 compared with 2004. Reflecting the continued implementation of price increase announcements, Kronos' average selling prices in billing currencies in the second quarter of 2005 were 2% higher compared to the first quarter of 2005.

Kronos' second quarter 2005 TiO2 sales volumes decreased 10% from the second quarter of 2004, as sales volumes were lower in all markets. Kronos' TiO2 sales volumes for the first six months of 2005 decreased 7% from the first six months of 2004. Kronos' TiO2 production volumes were 4% higher in each of the second quarter and first six months of 2005 as compared to the same periods in 2004, with operating rates at near full capacity in all periods. Kronos' production volume in the first six months of 2005 was a new record.

Kronos' segment profit for the second quarter of 2005 was $59.2 million compared with $40.1 million in the second quarter of 2004, and was $107.2 million for the first six months of 2005 compared with $66.3 million for the first six months of 2004. Kronos' segment profit improved due to the net effects of higher average TiO2 selling prices, higher production volumes and lower sales volumes. Furthermore, fluctuations in foreign currency exchange rates favorably impacted Kronos' segment profit comparisons by approximately $2 million and $3 million for the quarter and year-to-date periods, respectively.

Kronos' segment profit in the second quarter of 2004 includes $6.3 million of income ($2.1 million, or $.04 per diluted share, net of income taxes and minority interest) related to settlement of a contract dispute with a customer. Kronos' results in the second quarter of 2005 include a $5.4 million gain ($1.3 million, or $.03 per diluted share, net of income taxes and minority interest to the Company) related to the sale of its passive interest in a Norwegian smelting operation.

Securities transactions gains in the first six months of 2005 relate principally to a $14.7 million gain ($8.0 million, or $.17 per diluted share, net of income taxes) related to the Company's sale of shares of Kronos common stock in market transactions. Insurance recoveries in the second quarter of 2005 relate primarily to the Company's expected recovery from certain insolvent former insurance carriers relating to settlement of excess insurance coverage claims. Interest expense decreased primarily due to the change in accounting for Kronos to the equity method as of July 1, 2004. Prior to July 1, 2004, interest expense related to Kronos' debt was included in the Company's consolidated financial statements. CompX International Inc. has a nominal amount of outstanding debt at June 30, 2005.

As previously reported, the Company's income tax benefit in the second quarter of 2004 includes (i) a $268.6 million tax benefit ($135.7 million, or $2.80 per diluted share, net of minority interest) related to the reversal of a deferred income tax asset valuation allowance attributable to Kronos' income tax attributes in Germany (principally net operating loss carryforwards) and (ii) a $43.7 million income tax benefit ($.90 per diluted share) related to income tax attributes of a subsidiary of the Company.

As previously reported, in January 2005 CompX completed the sale of its Thomas Regout operations in The Netherlands, and accordingly the results of operations of Thomas Regout (which reported a nominal amount of net income in the second quarter and first six months of 2004) are classified as discontinued operations for all periods presented. Discontinued operations in 2005 relate primarily to additional expenses associated with the disposal of the Thomas Regout operations.

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements. While it is not possible to identify all factors, the Company continues to face many risks and uncertainties. The factors that could cause actual future results to differ materially include, but are not limited to, the following:

o    Future supply and demand for the Company's products,
o The extent of the dependence of certain of the Company's businesses on certain market sectors,
o    The cyclicality of certain of the Company's businesses,
o    Customer inventory levels,
o    Changes in raw material and other operating costs,
o    The possibility of labor disruptions,
o    General global economic and political conditions,
o    Demand for office furniture,
o    Competitive   products  and  substitute   products,   including   increased
     competition from low-cost manufacturing sources,
o    Customer and competitor strategies,
o    The impact of pricing and production decisions,
o    Competitive technology positions,
o    The introduction of trade barriers,
o    Service industry employment levels,
o    Fluctuations in currency exchange rates,
o    Operating interruptions,
o    The ability of the Company to renew or refinance credit facilities,
o The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters,
o    Potential difficulties in integrating completed or future acquisitions,
o Decisions to sell operating assets other than in the ordinary course of business,
o    Uncertainties associated with new product development,
o The ultimate ability to utilize income tax attributes, the benefit of which has been recognized under the "more-likely-than-not" recognition criteria,
o    Environmental matters,
o    Government laws and regulations and possible changes therein,
o    The ultimate resolution of pending litigation, and
o    Possible future litigation.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected. The Company disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

In an effort to provide investors with additional information regarding the Company's results as determined by GAAP, the Company has disclosed certain non-GAAP information the Company believes provides useful information to investors:

o The Company discloses percentage changes in Kronos' average TiO2 selling prices in billing currencies, which excludes the effects of foreign currency translation. The Company believes disclosure of such percentage changes allows investors to analyze such changes without the impact of changes in foreign currency exchange rates, thereby facilitating period-to-period comparisons of relative changes in average selling prices in the actual various billing currencies. Generally, when the U.S. dollar either strengthens or weakens against other currencies, the percentage change in average selling prices in billing currencies will be higher or lower, respectively, than such percentage changes would be using actual exchange rates prevailing during the respective periods.

NL Industries, Inc. is engaged in the component products (precision ball bearing slides, security products and ergonomic computer support systems), titanium dioxide pigments and other businesses.

                               NL INDUSTRIES, INC.
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                    (In millions, except earnings per share)
                                   (Unaudited)


                                                                  Three months ended          Six months ended
                                                                       June 30,                   June 30,
                                                               -----------------------------------------------------
                                                               -----------------------------------------------------
                                                                   2004        2005          2004         2005
                                                               -----------------------------------------------------
Net sales:
   Chemicals                                                    $   295.8   $       -    $    559.1    $      -
   Component products                                                46.2        45.8          89.8         92.6
                                                                ----------  -----------  ---------     ---------

                                                                $   342.0   $    45.8    $    648.9    $    92.6
                                                                =========   ==========   ==========    =========

Segment profit:
   Chemicals                                                    $    40.1   $       -    $     66.3    $      -
   Component products                                                 5.1         4.7           7.6          8.9
                                                                ---------   ---------    ----------    ---------

     Total segment profit                                            45.2         4.7          73.9          8.9

General corporate items:
   Interest and dividend income from affiliates                        .8          .6           1.7          1.2
   Other interest income                                               .4          .8            .7          1.7
   Securities transactions gains, net                                 -            .1           -           14.7
   Insurance recoveries                                                .5         1.2            .5          1.2
   Other income                                                        .1          .1            .1           .2
   General corporate expenses, net                                   (4.6)       (4.3)        (11.3)       (10.1)
   Interest expense                                                  (8.8         (.1)        (18.2)         (.2)
                                                                ---------   ---------    ----------    ---------

                                                                     33.6         3.1          47.4         17.6
Equity in earnings of Kronos Worldwide, Inc.                           -         11.8             -         19.6
                                                                ---------   ---------    ----------    ---------

     Income from continuing operations before
      income taxes and minority interest                             33.6        14.9          47.4         37.2

Income tax expense (benefit)                                       (298.6)        4.1        (295.2)        12.3
Minority interest in after-tax earnings                             142.5          .8         147.8          1.5
                                                                ---------   ---------    ----------    ---------

     Income from continuing operations                              189.7        10.0         194.8         23.4

Discontinued operations                                                .2          -             .2          (.3)
                                                                ---------   ---------    ----------    ---------

     Net income                                                 $   189.9   $    10.0    $    195.0    $    23.1
                                                                =========   =========    ==========    =========

 Earnings per share:
    Basic net income per share                                  $    3.93   $     .20    $     4.04    $     .46
                                                                =========   =========    ==========    =========
   Diluted net income per share                                 $    3.92   $     .20    $     4.03    $     .46
                                                                =========   =========    ==========    =========

Weighted-average shares used in the
  calculation of earnings per share:
   Basic shares                                                      48.4        48.6          48.3         48.5
   Dilutive impact of stock options                                     -           -            .1           .1
                                                                ---------   ---------    ----------    ---------
   Diluted shares                                                    48.4        48.6          48.4         48.6
                                                                =========   =========    ==========    =========

                               NL INDUSTRIES, INC.
                     RECONCILIATION OF PERCENTAGE CHANGE IN
                       KRONOS' AVERAGE TiO2 SELLING PRICES
                                   (Unaudited)


                                                                  Three months ended            Six months ended
                                                                       June 30,                     June 30,
                                                                     2005 vs. 2004               2005 vs. 2004
                                                                   ----------------            ----------------

Percentage change in average selling prices:
    Using actual foreign currency exchange rates                            +15%                        +14%
    Impact of changes in foreign currency exchange rates                     -4%                         -4%
                                                                        --------                    --------
    In billing currencies                                                   +11%                        +10%
                                                                        ========                    ========